UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

    September 17, 2002
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Issuer Name and Ticker or Trading Symbol

    CompleTel Europe N.V.
    (CLTLF)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Ordinary Shares               |            666,172             |           01        |                    01                       |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
Convertible Preferred   |          |            |                       |              |              |               |            |
A shares                |  Immed.  |    02      |Ordinary Shares        |   327,200    |      03      |      01       |      01    |
------------------------------------------------------------------------------------------------------------------------------------
Convertible Preferred   |          |            |                       |              |              |               |            |
B shares                |  Immed.  |    02      |Ordinary Shares        |   338,972    |      03      |      01       |      01    |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group") and Goldman Sachs International ("GSI" and, together with GS Group, the "Reporting Persons"). The principal business address of GS Group is 85 Broad Street, New York, NY 10004. The principal business address of GSI is Peterborough Court, 133 Fleet Street, London EC4A 2BB.

Explanation of Responses:

Neither the completion nor the filing of this form shall be deemed an admission by the Reporting Person or any of its affiliates that the subject securities are not exempt from Section 16 pursuant to Rule 3a12-3 (as the securities of a foreign private issuer) or otherwise.

01: GSI beneficially owns directly and GS Group may be deemed to beneficially own indirectly 666,172 Ordinary Shares, 3,272 Convertible Preferred A shares ("Preferred A Shares") and 3,389.72 Convertible Preferred B shares ("Preferred B Shares" and, together with Preferred A Shares, "Convertible Preferred Shares"). GSI is an indirect wholly-owned subsidiary of GS Group.

02: Subject, at any time, to mandatory conversion if a two-thirds majority of the total outstanding Convertible Preferred Shares elect to do so with respect to all of the Convertible Preferred Shares.

03: Each Convertible Preferred Share is convertible into one hundred Ordinary shares at any time at the option of the holder of the Convertible Preferred Shares and will be entitled to customary anti-dilution adjustments in relation to share dividends, share splits and similar transactions. In addition, if at the time of conversion, there are accrued but unpaid dividends in respect of the Convertible Preferred Shares, holders of the Convertible Preferred Shares will be issued a certificate representing the right to receive such accrued but unpaid dividends.

**Signatures:

THE GOLDMAN SACHS GROUP, INC.



By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GOLDMAN SACHS INTERNATIONAL



By:  s/ Hans L. Reich
     -----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact

Date:  September 27, 2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.



THE GOLDMAN SACHS GROUP, INC.


By: s/ Gregory K. Palm
------------------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS INTERNATIONAL (the "Company") does hereby make, constitute and appoint each of Hans L. Reich, Roger
S. Begelman and Edward T. Joel, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc.or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of 25 September 2002.


GOLDMAN SACHS INTERNATIONAL



By:      s/ Richard J. Levy
         --------------------------------------
         Name:      Richard J. Levy
         Title:     Managing Director